                                                                   Exhibit 10.15

                           TRIDENT MICROSYSTEMS, INC.
                           CHANGE IN CONTROL AGREEMENT

        This Change in Control Agreement (the "Agreement") is effective as of September 25, 2001, by and between Frank C. Lin ("Mr. Lin") and Trident Microsystems, Inc., a Delaware corporation (the "Company").

                                    RECITALS

        A. Mr. Lin presently serves as Chairman, CEO and President of the Company and performs significant strategic and management responsibilities necessary to the continued conduct of the Company's business and operations.

        B. The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Mr. Lin, notwithstanding the possibility or occurrence of a Change in Control (as defined below) of the Company.

        C. The Board believes that it is imperative to provide Mr. Lin with certain severance benefits upon Mr. Lin's termination of employment following a Change in Control that will provide Mr. Lin with enhanced financial security and provide sufficient incentive and encouragement to Mr. Lin to remain with the Company following a Change in Control.

                                    AGREEMENT

        Mr. Lin and the Company agree as set forth below:

        1. Terms of Employment. The Company and Mr. Lin agree that Mr. Lin's employment is "at will" and that their employment relationship may be terminated by either party at any time, with or without cause, and, if applicable, in accordance with Section 2 below. If Mr. Lin's employment with the Company terminates for any reason upon or within thirty-six (36) months following a Change in Control, Mr. Lin shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement. During his employment with the Company, Mr. Lin agrees to devote his full business time, energy and skill to his duties with the Company. These duties shall include, but not be limited to, any duties consistent with Mr. Lin's position that may be assigned to Mr. Lin from time to time by the Company or the Board.

        2. Severance Benefits For Termination Upon or following a Change in Control. Subject to the limitations set forth in Sections 3 and 4 below, if Mr. Lin's employment with the Company is terminated, upon or within thirty-six (36) months following a Change in Control, then Mr. Lin shall be entitled to receive, in addition to the compensation and benefits earned by Mr. Lin through the date of his termination, severance benefits as follows:

            (a) Involuntary Termination. If Mr. Lin's employment with the Company is terminated as a result of Involuntary Termination (as defined below), then Mr. Lin shall be entitled to receive the following severance benefits:

                (i) Mr. Lin shall be entitled to receive severance compensation in an amount equal to the sum of (A) thirty-six (36) months of his annual base salary at the monthly rate in effect immediately prior to Mr. Lin's termination of employment, provided that, in the event of a Constructive Termination resulting from a base salary decrease, Mr. Lin's monthly base salary rate for purposes of this subsection shall be deemed to be the monthly base salary rate in effect immediately prior to such decrease, and (B) Mr. Lin's Potential Annual Bonus for the fiscal year of the Company in which such termination of employment occurs multiplied by three (3). For the purposes of this Agreement, "Potential Annual Bonus" means the amount of bonus that Mr. Lin would have been paid if all goals were met, excluding any premium to be paid if more than 100% of such goals were met, provided that, if a bonus structure has not been fixed for the Company's fiscal year in which such termination of employment occurs, Potential Annual Bonus shall mean the average bonus actually paid to Mr. Lin over the last three (3) fiscal years of the Company. Any severance compensation to which Mr. Lin is entitled pursuant to this section shall be paid in a lump sum, less applicable withholding, within thirty (30) days following Mr. Lin's termination.

                (ii) All options to purchase shares of the stock of the Company then held by Mr. Lin which were originally granted to Mr. Lin prior to October 31, 1999 (including any such options either assumed by a successor to the Company or any parent or subsidiary of such successor or replaced by an option granted by any such entity in substitution therefore) shall, to the extent not previously vested, become immediately exercisable and vested in full effective as of the date of Mr. Lin's Involuntary Termination; provided, however, that aggregate number of option shares the vesting of which is accelerated pursuant to this subsection shall not exceed one million (1,000,000), as such number shall be adjusted from time to time pursuant to the following sentence. The maximum number of option shares the vesting of which may be accelerated pursuant to this subsection shall be appropriately and proportionately adjusted from time to time for each and every change in the common stock of the Company after the effective date of this Agreement as a result of merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or any similar change in the capital structure of the Company in order to prevent dilution or enlargement of Mr. Lin's rights pursuant to this subsection. The acceleration of vesting of options pursuant to this subsection shall be applied in ascending order of option exercise prices so that the vesting of the option having the lowest exercise price is accelerated first. This subsection shall not supersede any provision contained in any stock option plan, stock option agreement or other agreement binding upon Mr. Lin which provides for acceleration in full of the vesting of options held by Mr. Lin in the event that such options are neither assumed by a successor to the Company or any parent or subsidiary of such successor or replaced by an option granted by any such entity in substitution therefore. Each vested option held by Mr. Lin on the date of his Involuntary Termination, including each option the vesting of which is accelerated pursuant to this subsection, shall remain exercisable by Mr. Lin or any person who acquired such option as a result of the death of Mr. Lin or otherwise at any time prior to the expiration of three (3) years following Mr. Lin's Involuntary Termination, but in any event no later than the expiration of the option's term as set forth in the stock option plan or stock option agreement governing such option.

                (iii) The Company shall, if permitted under the Company's existing insurance plans, continue Mr. Lin's existing group insurance coverage of medical, dental, prescription drug, vision care and life insurance. If not so permitted, the Company shall reimburse Mr. Lin for any COBRA and other premiums paid by Mr. Lin for identical continued insurance coverage. Such insurance coverage or reimbursement of COBRA and other premiums shall continue for a period thirty-six (36) months after termination of Mr. Lin's employment with the Company.

            (b) Voluntary Resignation; Termination For Cause. If Mr. Lin's employment terminates by reason of Mr. Lin's voluntary resignation (but not as a result of an Involuntary Termination) or as a result of Mr. Lin's termination for Cause, then Mr. Lin shall not be entitled to receive any severance compensation or benefits under this Agreement.

        3. Release of Claims; Resignation; Consultation; Non-Disclosure. Mr. Lin's entitlement to any severance compensation or benefits under Section 2(a) is conditioned upon Mr. Lin's (1) execution and delivery to the Company of (a) a general release of known and unknown claims in the form attached hereto as Exhibit A, (b) a resignation from all of Mr. Lin's positions with the Company, including from the Board of Directors and any committees thereof on which Mr. Lin serves, in a form satisfactory to the Company, and (c) an updated non-disclosure agreement reaffirming Mr. Lin's non-disclosure of Company proprietary information, in a form satisfactory to the Company, and (2) agreement by Mr. Lin to make himself available to offer consultation to the Company on any matters pertaining to Mr. Lin's expertise during the thirty-six
(36) month period following termination of Mr. Lin's employment with the Company; provided that, the conditions contained in this Section 3 shall not apply in the event of Mr. Lin's death or if, in the opinion of a qualified physician, Mr. Lin is unable to perform the conditions contained in this Section 3 due to Mr. Lin's Disability.

        4. Parachute Payments. In the event that any payment or benefit (including any acceleration of vesting of options) received or to be received by Mr. Lin pursuant to this Agreement or otherwise (collectively, the "Payments") would result in a "parachute payment" as described in section 280G of the Internal Revenue Code of 1986, as amended, notwithstanding the other provisions of this Agreement, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to Mr. Lin. For purposes of the foregoing, the greatest after-tax benefit will be determined within twenty (20) days following the occurrence of the event giving rise to such Payment to Mr. Lin, in Mr. Lin's sole and absolute discretion. If no such determination is made by Mr. Lin within such twenty-day period, the Company will promptly make such determination in a fair and equitable manner so that such Payments, to the extent reduced pursuant to such determination, if at all, may be made no later than thirty (30) days following the date of the event giving rise to such Payments.

        5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

            (a) "Cause" shall mean any of the following:

                (i) Mr. Lin's theft, dishonesty, misconduct or falsification of any records of the Company;

                (ii) Mr. Lin's misappropriation or improper disclosure of confidential or proprietary information of the Company;

                (iii) any intentional action by Mr. Lin which has a material detrimental effect on the reputation or business of the Company;

                (iv) Mr. Lin's failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability;

                (v) any material breach by Mr. Lin of any employment agreement between Mr. Lin and the Company, which breach is not cured pursuant to the terms of such agreement; or

                (vi) Mr. Lin's conviction of any criminal act which impairs Mr. Lin's ability to perform his duties for the Company.

            (b) "Change in Control" shall mean (i) a merger or consolidation or the sale, or exchange by the stockholders of the Company of forty percent (40%) or more of the capital stock of the Company, or (ii) the sale or exchange of forty percent (40%) or more of the Company's assets (other than a sale or transfer to a subsidiary of the Company as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code")).

            (c) "Constructive Termination" shall mean any one or more of the following:

                (i) without Mr. Lin's express written consent, the assignment to Mr. Lin, on or within thirty-six (36) months following the Change in Control, of any title or duties, or any limitation of Mr. Lin's responsibilities, that are substantially inconsistent with Mr. Lin's titles, duties, or responsibilities with the Company immediately prior to the date of the Change in Control;

                (ii) without Mr. Lin's express written consent, the relocation of the principal place of Mr. Lin's employment, on or within thirty-six (36) months following the Change in Control, to a location that is more than fifty
(50) miles from Mr. Lin's principal place of employment immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of Mr. Lin than such travel requirements existing immediately prior to the date of the Change in Control;

                (iii) any failure by the Company, on or within thirty-six (36) months following the Change in Control, to pay, or any material reduction by the Company of (1) Mr. Lin's base salary in effect immediately prior to the date of the Change in Control, or (2) Mr. Lin's bonus compensation in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by Mr. Lin), unless base salary and/or bonus reductions comparable in amount and duration are concurrently made for a majority of the other employees of the Company who have substantially similar titles and responsibilities as Mr. Lin; and

                (iv) any failure by the Company, on or within thirty-six (36) months following the Change in Control, to (1) continue to provide Mr. Lin with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company then held by Mr. Lin, in any benefit or compensation plans and programs, including, but not limited to, the Company's life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which Mr. Lin was participating immediately prior to the date of the Change in Control, or in substantially similar plans or programs, or (2) provide Mr. Lin with all other fringe benefits (or substantially similar benefits), including, but not limited to, relocation benefits, provided to any employee group which customarily includes a person holding the employment position or a comparable position with the Company then held by Mr. Lin, which Mr. Lin was receiving immediately prior to the date of the Change in Control.

However, the foregoing conditions shall not constitute a Constructive Termination unless Mr. Lin has given written notice of any such condition(s) to the Board and allowed the Company at least twenty (20) days thereafter to correct such condition(s). If such condition(s) are not corrected within that twenty (20) day period, Mr. Lin may give written notice of his Constructive Termination to the Board, which shall be an Involuntary Termination.

            (d) "Disability" means the inability of Mr. Lin, in the opinion of a qualified physician, to perform the essential functions of Mr. Lin's position with the Company, with or without reasonable accommodation, because of the sickness or injury of Mr. Lin.

            (e) "Involuntary Termination" shall mean the occurrence of any of the following events upon or within the first thirty-six (36) months following such Change in Control:

                (i) termination by Company of Mr. Lin's employment without Cause;

                (ii) Mr. Lin's Constructive Termination; or

                (iii) termination by the Company of Mr. Lin's employment as a result of Mr. Lin's Disability or death.

"Involuntary Termination" shall not include any termination of Mr. Lin's employment that is (1) for Cause, or (2) a result of Mr. Lin's voluntary resignation other than following his Constructive Termination.

            (f) "New Employment" shall mean any employment obtained by Mr. Lin after the termination of Mr. Lin's employment with the Company.

        6. Nonsolicitation. During his employment with the Company, and for a period of thirty-six (36) months following the termination of his employment for any reason, Mr. Lin shall not directly or indirectly recruit, solicit, or induce any person who on the date hereof is, or who subsequently becomes, an employee, sales representative or consultant of the Company, to terminate his or her relationship with the Company.

        7. Successors.

            (a) Company's Successors. Any successor to the Company or to all or substantially all of the Company's business and/or assets shall be bound by this Agreement in the same manner and to the same extent as the Company. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets.

            (b) Employee's Successors. All rights of Mr. Lin hereunder shall inure to the benefit of, and be enforceable by, Mr. Lin's personal or legal representatives, executors, administrators, successors, heirs, beneficiaries, distributees, devisees and legatees. Mr. Lin shall have no right to assign any of his obligations or duties under this Agreement to any other person or entity.

        8. Notice.

            (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Mr. Lin, mailed notices shall be addressed to Mr. Lin at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

            (b) Notice of Termination. Any termination by the Company or Mr. Lin of their employment relationship shall be communicated by a written notice of termination to the other party. Separate from and exclusive of the provisions for severance benefits enumerated above, Mr. Lin shall be given a minimum of twelve (12) months notice of the Company's intent to terminate his employment for any reason (with the exception of termination for Cause). In lieu of such twelve (12) months notice, the Company, at its sole discretion and option, may waive such notice period and instead pay the equivalent of twelve (12) months of Mr. Lin's annual base salary and Potential Annual Bonus as in effect at the time of termination, in addition to payment of Mr. Lin's severance benefits.

        9. Miscellaneous Provisions.

            (a) No Duty to Mitigate. Mr. Lin shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking New Employment or in any other manner), nor shall any such payment be reduced by any earnings that Mr. Lin may receive from any other source.

            (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Mr. Lin and by an authorized officer of the Company (other than Mr. Lin). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision, or of the same condition or provision, at another time.

            (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

            (d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

            (e) Prior Agreements. This Agreement supersedes all prior understandings and agreements, whether written or oral, regarding the subject matter of this Agreement.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


                                              TRIDENT MICROSYSTEMS, INC.



                                              By:  /s/ Peter Jen
                                                  ------------------------------

                                              Name:    Peter Jen
                                                    ----------------------------

                                              Title:  Chief Accounting Officer
                                                     ---------------------------


                                              FRANK C. LIN


                                               /s/ Frank C. Lin
                                              ----------------------------------

                                    EXHIBIT A

                                     RELEASE



        In exchange for the severance compensation and benefits described in the Change in Control Agreement between Trident Microsystems, Inc. (the "Company") and Frank C. Lin ("Mr. Lin") of September 25, 2001, Mr. Lin hereby releases the Company, its parents and subsidiaries, and their officers, directors, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, and causes of action of every kind and nature, whether known or unknown, based upon or arising out of any agreements, events, acts, omissions or conduct at any time prior to and including the execution date of this Release, including, but not limited to: all claims concerning Mr. Lin's employment with the Company or the termination of that employment; all claims pursuant to any federal, state or local law, statute, or cause of action, including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; race, sex, age or other discrimination or harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

        Mr. Lin knowingly, willingly and voluntarily releases any claims he may have under the ADEA. Mr. Lin acknowledges that the consideration given for the release in the preceding paragraph hereof is in addition to anything of value to which he was already entitled. Mr. Lin further acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) this Release does not apply to any rights or claims that may arise after he signs it; (b) Mr. Lin has the right to consult with an attorney prior to signing this Release; (c) Mr. Lin has twenty-one (21) days to consider this Release (although he may choose to voluntarily sign this Release earlier); (d) Mr. Lin has seven (7) days after he signs this Release to revoke it; and (e) this Release shall not be effective until the eighth day after it is signed by Mr. Lin.

        In giving this release, which includes claims that may be unknown to Mr. Lin at present, Mr. Lin acknowledges that he has read and understands Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." Mr. Lin hereby waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his release of any unknown claims he may have, and Mr. Lin affirms that it is his intention to release all known and unknown claims that he has or may have against the parties released above.

        This Release contains the entire agreement between the Company and Mr. Lin regarding the subjects above, and it cannot be modified except by a document signed by Mr. Lin and an authorized representative of the Company.



                                            FRANK C. LIN


Date:
     -----------------------------          ------------------------------------



                                            TRIDENT MICROSYSTEMS, INC.


Date:                                       By:
     -----------------------------             ---------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                   -----------------------------


                                       2